Exhibit 99.1

Air Methods Closes Acquisition of Sundance Helicopters, Inc.

Denver, CO., December 31, 2012 –Air Methods Corporation (NASDAQ: AIRM), the global leader in air medical transportation, announced today that it has successfully completed its acquisition of Sundance Helicopters, Inc. (Sundance), a helicopter tour operator based in Las Vegas, Nevada. Sundance is a leader in helicopter tour operations, focusing primarily on Grand Canyon helicopter tours, but also providing helicopter services to support fire fighting, natural resource agency operations, vertical lifts, aerial photography/motion pictures, news gathering, and aerial surveying. Sundance generated consolidated revenue of approximately $52.3 million for the fiscal year ended March 31, 2012.

Aaron Todd, the Company’s chief executive officer stated, “Air Methods is very pleased to have completed all the necessary steps to close our acquisition of Sundance within our original expectation. We continue to believe that the key aviation adjacencies associated with this acquisition will position us well for success not only in the tour operations market, but also the fire fighting, natural resource agency operations, vertical lifts, aerial photography, news gathering, and aerial surveying helicopter sectors. We look forward to Sundance joining the Air Methods family.”

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services for hospitals and one of the largest community-based providers of air medical services. United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. Air Methods’ fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are “forward-looking statements”, including statements regarding the Company’s ability to realize key aviation adjacencies associated with the acquisition, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, entry into a new industry, changes to general, domestic and foreign economic conditions; the size, structure and growth of the Company’s air medical services and United Rotorcraft Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the anticipated impact from the Company’s internal reorganization; extreme weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company’s filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS: Trent J. Carman, Chief Financial Officer, (303) 792-7591. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.